Prospect Energy Corporation Makes Senior Secured Debt Investment in Central Illinois Energy, LLC

NEW YORK, NY -- 04/25/2006 -- Prospect Energy Corporation (NASDAQ: PSEC) ("Prospect") announced today that it has made an $8 million senior secured debt investment in Central Illinois Energy, LLC ("CIE"), an ethanol production company based in Buckheart Township in Fulton County, Illinois.

CIE is constructing a 37 million gallon per year ethanol and distillers grain production facility, expected to go into service in 2007. The majority equity owner of the project is an agricultural cooperative of corn farmers, who have agreed to subordinate their future corn prices to the project in favor of debt service to the lenders. In addition, the project will be a low-cost facility with energy requirements met with contracted waste coal in the vicinity of the plant. CIE has negotiated turn-key, fixed-price, date-certain engineering, procurement, and construction contracts for the facility. The project has an excellent location with access to the Illinois River, roads, and rail, as well as more than 85 million bushels of corn harvested annually in the three counties surrounding the project.

Prospect's investment, together with other co-investors, is part of an approximately $88 million senior secured facility, secured by equipment, contracts, and other assets. Approximately $29 million of junior equity is also being invested into the CIE project.

CIE is led by its General Manager, Michael W. Smith. Mr. Smith, who has sponsored the project development for several years, has been actively involved in farming in the vicinity of the facility since 1984. He previously worked at MidAmerican National Bank in agriculture and other commercial lending.

"The Prospect team impressed us with their deep knowledge regarding the ethanol and clean fuels markets," said Smith.

"The CIE investment represents our second clean energy investment," said Richard Brand, a senior investment professional with Prospect Capital Management. "We recognize the rapid growth in the clean energy market and are actively reviewing other transactions in the ethanol, biodiesel, wind, solar, geothermal, hydroelectric, energy efficiency, advanced battery, and other clean energy markets."

ABOUT PROSPECT ENERGY CORPORATION

Prospect Energy Corporation (www.prospectenergy.com) is a closed-end investment company that lends to and invests in energy-related businesses. Prospect Energy's investment objective is to generate both current income and capital appreciation through debt and equity investments.

Prospect Energy has elected to be treated as a business development company under the Investment Company Act of 1940 ("1940 Act"). We are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state laws and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to Prospect Energy could have a material adverse effect on Prospect Energy and its shareholders.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company's control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

Please send investment proposals to:

Prospect Energy Corporation
John Barry
Chairman and Chief Executive Officer
jbarry@prospectstreet.com

Grier Eliasek
President and Chief Operating Officer
grier@prospectstreet.com
(212) 448-0702